Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS
•	First-quarter earnings per diluted share: net income $1.64; operating income* $1.25

•	High claims levels in U.S., Canada

•	Consolidated premiums exceed $1.6 billion, up 21 percent over prior-year period
ST. LOUIS, April 26, 2010 - Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported first-quarter net income of $122.4 million, or $1.64 per diluted share, compared to $23.3 million, or $0.32 per diluted share in the prior-year quarter. Operating income* totaled $93.0 million, or $1.25 per diluted share, compared to $67.4 million, or $0.92 per diluted share in the year-ago quarter.

	Quarterly Results
($ in thousands, except per share data)	2010	2009
Net premiums	$1,628,464	$1,346,047
Net income	122,439	23,290
Net income per diluted share	1.64	0.32
Operating income*	93,008	67,355
Operating income per diluted share*	1.25	0.92
Book value per share	56.98	33.99
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	50.49	43.78
Total assets	26,722,458	21,634,314

*	See ‘Use of Non-GAAP Financial Measures’ below
Consolidated net premiums, including translated foreign currency-denominated premiums, increased 21 percent to $1,628.5 million. Holding foreign exchange rates constant, premiums increased approximately 13 percent. Investment income increased $81.1 million, or 36 percent, to $304.3 million in the current period. Excluding the change in valuation of option contracts supporting equity-indexed annuities, investment income increased $47.1 million, or 19 percent, to $297.6 million. An increase to the company’s tax provision of approximately $5.0 million had an adverse effect totaling $0.07 per share. That additional tax provision arose since an anticipated extension by Congress of the existing active financing exception legislation has not yet taken place, although it is anticipated later this year. Stronger foreign currencies contributed approximately $6.2 million after taxes, or $0.08 per share, to operating results when compared to 2009.
As previously announced in January, the company completed the acquisition of the U.S. and Canadian group life, accident and health reinsurance business from ReliaStar Life Insurance Company, a subsidiary of ING Groep N.V. This business is included in RGA’s consolidated results for the first time this quarter and the integration is on schedule. This business contributed $74.2 million to first-quarter consolidated premiums.
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A. Greig Woodring, president and chief executive officer, commented, “Our capital and liquidity positions remain strong. The stability embedded in our balance sheet continues to improve, demonstrated by an increasing book value and strengthening investment portfolio. During the quarter, our net unrealized gain position improved by $148.4 million and impairment losses were substantially reduced compared to 2009.
“Regarding our earnings flow, we experienced the same sort of U.S. mortality seasonality this quarter as we have in the first quarter in each of the last several years, a pattern we expect. The first-quarter reporting period typically presents the unfavorable combination of higher claims flows with the lowest quarterly premium flows. Our U.S. traditional business reported some degree of additional higher-than-expected mortality, while claim levels in Canada were also somewhat higher-than-expected. Despite this claims experience, we still generated a consolidated annualized operating return on equity in excess of 10 percent for the quarter.
“We continually update our assessment of mortality trends affecting our business, and use our findings to refine pricing on new business and expected future premium and claims flow for our entire reinsurance portfolio. Though still subject to significant volatility, this ongoing modeling forms the basis for our longer-term expectations.
“Our return on the U.S. traditional mortality business was 13 percent in 2009. This return has been somewhat depressed in both 2008 and 2009, due in part to the influence of more competitively priced business and its relative contribution to income. Our projection models indicate returns on the U.S. traditional business will likely remain in low double digits in 2010 before gradually increasing in the following years. That pattern has been anticipated, and we continue to target an enterprise-wide return on equity of 13 percent.”
SEGMENT RESULTS
U.S.
The U.S. Traditional sub-segment reported pre-tax income of $63.8 million for the quarter compared with $34.4 million in the prior year. Pre-tax operating income decreased to $61.0 million from $72.6 million the year before due to the adverse mortality experience. Net premiums were up 15 percent to $903.0 million from $786.7 million in the prior-year quarter. Excluding the effect of the group reinsurance business from the ReliaStar acquisition, premiums increased 6 percent.
The U.S. Asset Intensive business reported pre-tax income of $64.6 million compared with a pre-tax loss of $27.0 million a year ago. The prior-year result was adversely affected by losses associated with variable annuity reinsurance and embedded derivatives compared to substantial gains on those items in the current period. On an operating basis, pre-tax income increased to $16.5 million from a pre-tax loss of $3.7 million a year ago. Strong equity market performance contributed to improved spreads during the current period.
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Canada
Canadian operations reported pre-tax net income of $19.0 million compared to $16.2 million in the first quarter of 2009. Pre-tax operating income totaled $16.0 million versus $17.8 million a year ago, a result of adverse mortality experience in the current quarter. Foreign currency fluctuations benefited pre-tax operating income by approximately $1.4 million. On a Canadian dollar basis, net premiums increased approximately 27 percent, aided by strong creditor reinsurance volume. On a U.S. dollar basis, net premiums totaled $208.7 million in the current quarter compared with last year’s $138.1 million, an increase of 51 percent.
Asia Pacific
Asia Pacific reported strong pre-tax net income of $26.4 million compared with $3.6 million in the year-ago quarter. Pre-tax operating income increased to $26.6 million compared with $7.1 million a year ago, primarily as a result of favorable claims experience in Australia and Hong Kong in the current quarter. Favorable foreign currency exchange of $3.6 million also helped the current-quarter pre-tax operating result. Net premiums totaled $285.8 million compared to $243.7 million. Current-period premiums benefited approximately $50.3 million due to foreign currency fluctuations.
Europe & South Africa
Europe & South Africa reported pre-tax net income of $10.7 million for the quarter compared to $8.5 million a year ago. Pre-tax operating income was $10.2 million versus $8.1 million last year. Foreign currency exchange rates did not have a material effect on pre-tax operating income. Net premiums increased to $217.7 million, including $20.1 million from foreign currency translation, from $173.3 million in the prior year.
Corporate and Other
The company’s effective tax rate was 36.7 percent for the quarter, higher-than-expected due to the expiration of the active financing exception tax rules on December 31, 2009. Since Congress failed to pass an extender package by March 31, 2010, the company has reflected an additional tax burden for the first quarter of approximately $5 million. Excluding the effect of this item, the company’s effective tax rate was 34.1 percent. It is widely expected that Congress will soon pass the extender package, at which point the company’s additional tax burden will be reversed.
Dividend Declaration
The company’s board of directors declared a regular quarterly dividend of $0.12, payable May 26 to shareholders of record as of May 5.
Earnings Conference Call
A conference call to discuss the company’s first-quarter results will begin at 9 a.m. Eastern Time on Tuesday, April 27. Interested parties may access the call by dialing 877-852-6543 (domestic)
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or 719-325-4775 (international). The access code is 9365404. A live audio webcast of the conference call will be available on the company’s investor relations Web page at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through May 5 at 888-203-1112 (domestic) or 719-457-0820, access code 9365404.
The company has posted to its Web site a Quarterly Financial Supplement that includes financial information for all its segments as well as information on its investment portfolio.
Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations site at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.4 trillion of life reinsurance in force, and assets of $26.7 billion.
Investor Contact
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
(636) 736-7000
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Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
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Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2009 Form 10-K.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

	Three Months Ended
	March 31,
(Unaudited)	2010	2009
GAAP net income	$122,439	$23,290
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(47)	44,117
Capital (gains) losses on funds withheld:
Included in investment income	53	—
Included in policy acquisition costs and other insurance expenses	(53)	—
Embedded derivatives:
Included in investment related (gains) losses, net	(84,374)	3,388
Included in interest credited	(14,574)	(5,281)
Included in policy acquisition costs and other insurance expenses	2,113	848
DAC offset, net	67,451	993

Operating income	$93,008	$67,355

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended
	March 31,
(Unaudited)	2010	2009
Income before income taxes	$193,315	$34,206
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	371	68,312
Capital (gains) losses on funds withheld:
Included in investment income	82	—
Included in policy acquisition costs and other insurance expenses	(81)	—
Embedded derivatives:
Included in investment related (gains) losses, net	(129,806)	5,212
Included in interest credited	(22,422)	(8,124)
Included in policy acquisition costs and other insurance expenses	3,250	1,304
DAC offset, net	103,769	1,529

Pre-tax operating income	$148,478	$102,439

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)
Three Months Ended March 31, 2010

		Capital		Change in
		(gains) losses,		value of		Pre-tax
	Pre-tax net	derivatives		embedded		operating
(Unaudited)	income	and other, net		derivatives, net		income
U.S. Operations:
Traditional	$63,825	$(2,848)		$—		$60,977
Asset Intensive	64,562	(10,808	)(1)	(37,208	)(2)	16,546
Financial Reinsurance	3,185	9		—		3,194

Total U.S.	131,572	(13,647)		(37,208)		80,717
Canada Operations	18,973	(2,955)		—		16,018
Europe & South Africa	10,657	(459)		—		10,198
Asia Pacific Operations	26,445	120		—		26,565
Corporate and Other	5,668	9,312		—		14,980

Consolidated	$193,315	$(7,629)		$(37,208)		$148,478

(1)	Asset Intensive is net of $(8,001) DAC offset.

(2)	Asset Intensive is net of $111,770 DAC offset.
Three Months Ended March 31, 2009

		Capital		Change in
		(gains) losses,		value of		Pre-tax
	Pre-tax net	derivatives		embedded		operating
(Unaudited)	income (loss)	and other, net		derivatives, net		income (loss)
U.S. Operations:
Traditional	$34,350	$38,228		$—		$72,578
Asset Intensive	(27,022)	(16,032	)(1)	39,313	(2)	(3,741)
Financial Reinsurance	5,521	(32)		—		5,489

Total U.S.	12,849	22,164		39,313		74,326
Canada Operations	16,186	1,571		—		17,757
Europe & South Africa	8,535	(422)		—		8,113
Asia Pacific Operations	3,573	3,567		—		7,140
Corporate and Other	(6,937)	2,040		—		(4,897)

Consolidated	$34,206	$28,920		$39,313		$102,439

(1)	Asset Intensive is net of $(39,392) DAC offset.

(2)	Asset Intensive is net of $40,921 DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
(Unaudited)	2010	2009
Diluted earnings per share from operating income	$1.25	$0.92

Earnings per share from net income:
Basic earnings per share	$1.68	$0.32
Diluted earnings per share	$1.64	$0.32

Weighted average number of common and common equivalent shares outstanding	74,578	72,884

	At of for the Three Months
	Ended March 31,
(Unaudited)	2010	2009
Treasury shares	261	600
Common shares outstanding	73,103	72,763
Book value per share outstanding	$56.98	$33.99
Book value per share outstanding, before impact of AOCI	$50.49	$43.78
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended
	March 31,
(Unaudited)	2010	2009
Revenues:
Net premiums	$1,628,464	$1,346,047
Investment income, net of related expenses	304,258	223,196
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(7,430)	(34,395)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	2,344	—
Other investment related gains (losses), net	136,271	(37,867)

Total investment related gains (losses), net	131,185	(72,262)
Other revenue	36,278	33,859

Total revenues	2,100,185	1,530,840

Benefits and expenses:
Claims and other policy benefits	1,375,180	1,169,744
Interest credited	56,934	36,909
Policy acquisition costs and other insurance expenses	366,302	198,801
Other operating expenses	91,199	66,749
Interest expense	15,449	22,117
Collateral finance facility expense	1,806	2,314

Total benefits and expenses	1,906,870	1,496,634

Income before income taxes	193,315	34,206
Income tax expense	70,876	10,916

Net income	$122,439	$23,290

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